Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Amy Hytowitz, 949-250-4009
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FOURTH QUARTER RESULTS
IRVINE, CA, Feb. 11, 2025 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter and full-year ended Dec. 31, 2024.
Highlights and Outlook
•Q4 sales grew 9% to $1.39 billion1, better than expected, with strength across all product groups
•Q4 TAVR sales grew 6%; constant currency2 sales grew 5%
•Q4 TMTT sales grew 88% to $105 million with increasing contribution to Edwards' growth
•Q4 EPS of $0.581; adjusted2 EPS of $0.59, driven by strong top-line performance
•Presented results of two practice-changing FDA clinical trials, EARLY TAVR and TRISCEND II
•Reiterating 2025 constant currency sales growth of 8% - 10%; adjusted EPS of $2.40 - $2.50
•Continuing to expect mid-year asymptomatic TAVR indication approval in the U.S.
•Increasing contributions from an expanding set of structural heart therapies in 2026 and beyond

“It was a year of meaningful progress for Edwards in 2024, as our 16,000 employees advanced life-saving structural heart innovations for patients around the world. We exited the year in a strong position with three important growth drivers: TAVR, Mitral and Tricuspid, and two emerging opportunities in Structural Heart Failure and Aortic Regurgitation,” said Bernard Zovighian, Edwards’ CEO. “In 2025, we expect to build on many catalysts across our businesses that will contribute to growth. Going forward, the investments and actions we’ve taken to advance our strategy will position us for continuing strong performance. I am optimistic about the tremendous opportunities in front of us to transform structural heart patient care.”

Transcatheter Aortic Valve Replacement (TAVR)
In the fourth quarter, the company reported TAVR sales of $1.04 billion, which grew 6% versus the prior year, or 5% on a constant currency basis. Full-year 2024 global sales of $4.1 billion increased 6% year-over-year. U.S. and OUS sales growth rates were similar. Edwards’ strong competitive position and pricing remained stable globally.
In the U.S., the company continues to be pleased with the performance of its market-leading SAPIEN 3 Ultra RESILIA platform.
Outside of the U.S., in the fourth quarter, sales growth was supported by the continued launch of SAPIEN 3 Ultra RESILIA in Europe. The company is pleased with the exceptional patient outcomes delivered by this best-in-class platform and expects continued momentum with increasing adoption.
The company’s commitment to advancing clinical evidence and expanding indications for patients was highlighted by results from the EARLY TAVR trial, the first and largest randomized controlled trial to date studying asymptomatic severe AS patients, which were presented at the annual TCT conference in October. Edwards is confident in the potential of EARLY TAVR to transform patient care and continues to work closely with the FDA on expanding the labeled indication to include asymptomatic severe AS patients, which is expected by mid-year.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
Edwards’ unique portfolio of repair and replacement technologies for both Mitral and Tricuspid valves continues to deliver strong growth, with an increasing contribution to overall company performance. The PASCAL repair system, the EVOQUE tricuspid replacement system, and the forthcoming SAPIEN M3 mitral replacement system provide the broadest set of treatment options to the many patients with varying mitral and tricuspid valve disease.
Fourth quarter sales were $105 million. Full year sales of $352 million increased 78% year-over-year. Sales of both PASCAL and EVOQUE contributed meaningfully to growth.
PASCAL continues to demonstrate its value for patient care. Its differentiated features are driving excellent clinical outcomes, leading to increased adoption at existing centers and encouraging new centers to use the technology. The EVOQUE commercial launch continues to progress well in the U.S. and Europe. Edwards continues to invest in field-based teams with deep expertise and remains committed to its disciplined approach to launching the therapy, prioritizing excellent patient outcomes. In mitral replacement, the company continues to look forward to European approval of SAPIEN M3 by mid-year 2025.
Surgical
In Surgical, fourth quarter global sales from continuing operations of $244 million increased 6% over the prior year, or 5% on a constant currency basis, with healthy global adoption of Edwards’ premium RESILIA portfolio including MITRIS, INSPIRIS, and KONECT. Edwards continues to see positive procedure growth globally for the many patients best treated surgically, including complex and concomitant procedures.
Additional Financial Results
For the quarter, the gross profit margin was 78.9%, or 79.0% adjusted, compared to 80.2% in the same period last year. The company continues to expect its full-year 2025 adjusted gross profit margin to be between 78% and 79%.
Selling, general and administrative expenses in the fourth quarter were $492 million, or 35.5% of sales, compared to $417 million in the prior year. This increase in spending reflects growth in TMTT field-based teams, transition expenses following the sale of Critical Care, and strategic growth acquisitions. The company plans to hold operational SG&A spending approximately flat at these levels during 2025 and expects a lower SG&A ratio over time.
Research and development expenses grew 12% over the prior year to $271 million, or 19.6% of sales. This increase was primarily the result of a full quarter of R&D spend from previously announced acquisitions that closed in 2024. The company expects to maintain R&D spending at these levels during 2025, and to moderate R&D as a percentage of sales over time.
Operating profit margin in the fourth quarter of 22.6%, or 25.6% adjusted, was in-line with the company’s expectation for the quarter. Edwards’ guidance for 2025 adjusted operating margins continues to be 27 to 28% with annual operating profit margin expansion thereafter, as outlined at the company’s investor conference. Edwards' adjusted Earnings Per Share was $0.59, led by strong top-line performance.
Cash and cash equivalents were approximately $3.0 billion as of Dec. 31, 2024. Total debt was approximately $600 million.
Outlook
Edwards' full-year total company and product group sales guidance as well as earnings guidance remain unchanged. For the first quarter of 2025, the company projects total sales to be between $1.35 and $1.43 billion and adjusted EPS of $0.58 to $0.64.

About Edwards Lifesciences
Edwards Lifesciences is the leading global structural heart innovation company, driven by a passion to improve patient lives. Through breakthrough technologies, world-class evidence and partnerships with clinicians and healthcare stakeholders, our employees are inspired by our patient-focused culture to deliver life-changing innovations to those who need them most. Discover more at www.edwards.com and follow us on LinkedIn, Facebook, Instagram and YouTube.

Conference Call and Webcast Information
The company will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results. To participate in the conference call, dial (877) 704-2848 or (201) 389-0893. The call will also be available live and archived on the “Investor Relations” section of the Edwards website at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Zovighian, first quarter and fiscal year 2025 financial guidance, statements regarding our expected growth and accelerating growth due to, among other things, asymptomatic TAVR approval, expansion of structural heart therapy options in 2026 and beyond; expectations for R&D spending, expanding opportunity to meet patient needs, clinical investments in addressing future workflow needs, international adoption of TAVR, transformation of patient treatment, investments, expansion of evidence, approvals, clinical trial outcomes and impacts, and the information in the Outlook section. No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control. The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2023, and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, EARLY TAVR, EVOQUE, INSPIRIS, KONECT, MITRIS, PASCAL, RESILIA, SAPIEN, SAPIEN M3, SAPIEN 3, SAPIEN 3 Ultra, TRISCEND, and TRISCEND II are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners.

[1]Reported sales and EPS are from continuing operations.
[2]The company uses the terms “adjusted” and "constant currency” when referring to non-GAAP sales from continuing operations and sales growth information, respectively, which excludes currency rate fluctuations. Adjusted earnings per share from continuing operations is a non-GAAP item computed on a diluted basis and in this press release also excludes an intellectual property agreement and certain litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, restructuring expenses, gains on remeasurement of previously held interests upon acquisitions, contract termination costs arising from acquisitions, separation costs, and a charitable contribution to the Edwards Lifesciences Foundation. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net sales	$1,385.8	$1,266.4	$5,439.5	$5,010.0
Cost of sales	292.2	251.0	1,117.5	978.4
Gross profit	1,093.6	1,015.4	4,322.0	4,031.6
Selling, general, and administrative expenses	491.9	416.6	1,789.2	1,582.5
Research and development expenses	271.1	242.1	1,053.0	962.9
Intellectual property agreement and certain litigation expenses	12.6	9.9	40.4	203.5
Change in fair value of contingent consideration liabilities	—	—	—	(26.2)
Restructuring charges, separation costs, and other	28.1	—	61.0	—
Other operating income, net	(22.7)	—	(0.3)	—
Operating income, net	312.6	346.8	1,378.7	1,308.9
Interest income, net	(44.2)	(16.8)	(100.5)	(49.6)
Other non-operating income, net	(33.3)	(3.6)	(68.9)	(13.9)
Income from continuing operations before provision for income taxes	390.1	367.2	1,548.1	1,372.4
Provision for income taxes	45.1	34.1	152.1	152.4
Net income from continuing operations	345.0	333.1	$1,396.0	$1,220.0
Income from discontinued operations, net of tax	39.3	36.6	2,773.7	179.4
Net income	384.3	369.7	4,169.7	1,399.4
Net loss attributable to noncontrolling interest	(1.3)	(0.2)	(4.9)	(3.0)
Net income attributable to Edwards Lifesciences Corporation	$385.6	$369.9	$4,174.6	$1,402.4

Earnings per share:
Basic:
Continuing operations	$0.58	$0.55	$2.34	$2.02
Discontinued operations	$0.07	$0.06	$4.64	$0.29
Basic earnings per share	$0.65	$0.61	$6.98	$2.31
Diluted:
Continuing operations	$0.58	$0.55	$2.34	$2.01
Discontinued operations	$0.07	$0.06	$4.63	$0.29
Diluted earnings per share	$0.65	$0.61	$6.97	$2.30

Weighted-average common shares outstanding:
Basic	589.8	605.2	597.7	606.7
Diluted	590.5	606.9	599.3	609.4

Operating statistics from continuing operations
As a percentage of net sales:
Gross profit	78.9%	80.2%	79.5%	80.5%
Selling, general, and administrative expenses	35.5%	32.9%	32.9%	31.6%
Research and development expenses	19.6%	19.1%	19.4%	19.2%
Operating income	22.6%	27.4%	25.3%	26.1%
Income before provision for income taxes	28.1%	29.0%	28.5%	27.4%
Net income from continuing operations	24.9%	26.3%	25.7%	24.4%

Effective tax rate	11.6%	9.3%	9.8%	11.1%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the terms "adjusted" and “constant currency" when referring to non-GAAP sales from continuing operations and sales growth information, respectively, which excludes currency exchange rate fluctuations. The Company uses the term “adjusted” to also exclude certain litigation expenses, intellectual property agreements, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, restructuring expenses, separation costs, contract termination costs arising from acquisitions, gains on remeasurement of previously held interests upon acquisitions, and a charitable contribution to the Edwards Lifesciences Foundation.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on a "constant currency basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Certain Litigation Expenses - The Company incurred certain litigation expenses of $8.9 million and $6.5 million in the first quarter of 2024 and 2023, respectively, $8.1 million and $8.9 million in the second quarter of 2024 and 2023, respectively, $10.8 million and $2.2 million in the third quarter of 2024 and 2023, respectively, and $12.6 million and $9.9 million in the fourth quarter of 2024 and 2023, respectively.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $0.5 million and $0.5 million in the first quarter of 2024 and 2023, respectively, $1.2 million and $0.4 million in the second quarter of 2024 and 2023, respectively, $1.3 million and $0.2 million in the third quarter of 2024 and 2023, respectively, and $1.4 million and $0.3 million in the fourth quarter of 2024 and 2023, respectively.

Restructuring Expenses - The Company recorded a $32.9 million charge in the third quarter of 2024 primarily related to severance expenses associated with a global workforce realignment.

Charitable Foundation Contribution - The Company recorded a $30.0 million charge in Other Operating Expenses, net in the third quarter of 2024 for a charitable contribution to the Edwards Lifesciences Foundation.

Separation Costs - The Company recorded expenses of $19.0 million in the fourth quarter of 2024 related to consulting, legal, tax, and other professional advisory services related to the sale of Critical Care.

Acquisition Contract Termination Costs - The Company recorded expenses of $9.1 million in the fourth quarter of 2024 related to the termination of certain contracts associated with the Company's recent acquisitions.

Gains on Remeasurement of Previously Held Interests Upon Acquisitions - The Company recorded a $24.6 million gain in the third quarter of 2024 and a $30.5 million gain in the fourth quarter of 2024 to remeasure its previously held interests upon acquisition of the investees.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded expense of $0.7 million and a gain of $26.9 million in the first and second quarter of 2023, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Intellectual Property Agreement - The Company recorded a $37.0 million charge and a $139.0 million charge in the first and second quarter of 2023, respectively, related to an Intellectual Property Agreement with Medtronic, Inc. for a 15-year covenant not to sue.

Provision for Income Taxes - The income tax impacts of the expenses and gains discussed above are based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to the expenses and gains above, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended December 31, 2024
	Net Sales	Gross Profit Margin	Operating Income	Operating Profit Margin	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$1,385.8	78.9%	$312.6	22.6%	$33.3	$345.0	$0.58	11.6%
Net loss attributable to noncontrolling interests	—	—	—	—	—	1.3	—	—
Total attributable to Edwards Lifesciences Corporation	1,385.8	78.9%	312.6	22.6%	33.3	346.3	0.58	11.6%
Non-GAAP adjustments: (A) (B)
Certain litigation expenses	—	—	12.6	0.9	—	8.4	0.02	0.7
Amortization of intangible assets	—	0.1	1.4	0.1	—	1.1	—	—
Separation costs	—	—	19.0	1.4	—	14.5	0.02	0.5
Acquisition contract termination costs	—	—	9.1	0.6	—	8.1	0.02	(0.1)
Gains on remeasurement of previously held interests upon acquisitions	—	—	—	—	(30.5)	(27.0)	(0.05)	—
Prior period ongoing tax impacts	—	—	—	—	—	(2.0)	—	0.6
Adjusted	$1,385.8	79.0%	$354.7	25.6%	$2.8	$349.4	$0.59	13.3%

	Three Months Ended December 31, 2023
	Net Sales	Gross Profit Margin	Operating Income	Operating Profit Margin	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$1,266.4	80.2%	$346.8	27.4%	$3.6	$333.1	$0.55	9.3%
Net loss attributable to noncontrolling interests	—	—	—	—	—	0.2	—	—
Total attributable to Edwards Lifesciences Corporation	1,266.4	80.2%	346.8	27.4%	3.6	333.3	0.55	9.3%
Non-GAAP adjustments: (A) (B)
Certain litigation expenses	—	—	9.9	0.8	—	7.1	0.01	0.5
Amortization of intangible assets	—	—	0.3	—	—	0.1	—	—
Prior period ongoing tax impacts	—	—	—	—	—	(4.9)	(0.01)	1.3
Adjusted	$1,266.4	80.2%	$357.0	28.2%	$3.6	$335.6	$0.55	11.1%

	Twelve Months Ended December 31, 2024
	Net Sales	Gross Profit Margin	Operating Income	Operating Profit Margin	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$5,439.5	79.5%	$1,378.7	25.3%	$68.9	$1,396.0	$2.34	9.8%
Net loss attributable to noncontrolling interests	—	—	—	—	—	4.9	—	—
Total attributable to Edwards Lifesciences Corporation	5,439.5	79.5%	1,378.7	25.3%	68.9	1,400.9	2.34	9.8%
Non-GAAP adjustments: (A) (B)
Certain litigation expenses	—	—	40.4	0.7	—	30.4	0.05	0.3
Amortization of intangible assets	—	—	4.4	0.1	—	3.5	—	—
Restructuring expenses	—	—	32.9	0.6	—	25.9	0.05	0.2
Charitable foundation contribution	—	—	30.0	0.6	—	22.7	0.04	0.3
Separation costs	—	—	19.0	0.3	—	14.5	0.02	0.2
Acquisition contract termination costs	—	—	9.1	0.2	—	8.1	0.02	0.1
Gains on remeasurement of previously held interests upon acquisitions	—	—	—	—	(55.1)	(51.6)	(0.09)	0.1
Prior period ongoing tax impacts	—	—	—	—	—	0.8	—	—
Adjusted	$5,439.5	79.5%	$1,514.5	27.8%	$13.8	$1,455.2	$2.43	11.0%

	Twelve Months Ended December 31, 2023
	Net Sales	Gross Profit Margin	Operating Income	Operating Profit Margin	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$5,010.0	80.5%	$1,308.9	26.1%	$13.9	$1,220.0	$2.01	11.1%
Net loss attributable to noncontrolling interests	—	—	—	—	—	3.0	—	—
Total attributable to Edwards Lifesciences Corporation	5,010.0	80.5%	1,308.9	26.1%	13.9	1,223.0	2.01	11.1%
Non-GAAP adjustments: (A) (B)
Intellectual property agreement	—	—	176.0	3.5	—	134.9	0.22	1.4
Certain litigation expenses	—	—	27.5	0.6	—	20.7	0.03	0.3
Change in fair value of contingent consideration liabilities	—	—	(26.2)	(0.5)	—	(25.2)	(0.04)	0.1
Amortization of intangible assets	—	—	1.4		—	1.1	—	—
Adjusted	$5,010.0	80.5%	$1,487.6	29.7%	$13.9	$1,354.5	$2.22	12.9%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2023 Adjusted
Sales by Product Group (QTD) - Continuing Operations	4Q 2024	4Q 2023	Change	GAAP Growth Rate*	FX Impact	4Q 2023 Adjusted Sales	Constant Currency Growth Rate *
Transcatheter Aortic Valve Replacement	$1,036.3	$979.4	$56.9	5.8%	$4.8	$984.2	5.3%
Transcatheter Mitral and Tricuspid Therapies	105.1	56.0	49.1	87.7%	0.8	56.8	85.0%
Surgical Structural Heart	244.4	231.0	13.4	5.8%	1.5	232.5	5.1%
Total	$1,385.8	$1,266.4	$119.4	9.4%	$7.1	$1,273.5	8.8%

					2023 Adjusted
Sales by Product Group (YTD) - Continuing Operations	YTD 4Q 2024	YTD 4Q 2023	Change	GAAP Growth Rate*	FX Impact	YTD 4Q 2023 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$4,106.1	$3,879.8	$226.3	5.8%	$(13.6)	$3,866.2	6.2%
Transcatheter Mitral and Tricuspid Therapies	352.1	197.6	154.5	78.2%	1.5	199.1	76.9%
Surgical Structural Heart	981.3	932.6	48.7	5.2%	(5.1)	927.5	5.8%
Total	$5,439.5	$5,010.0	$429.5	8.6%	$(17.2)	$4,992.8	8.9%

					2023 Adjusted
Sales by Region (QTD) - Continuing Operations	4Q 2024	4Q 2023	Change	GAAP Growth Rate*	FX Impact	4Q 2023 Adjusted Sales	Constant Currency Growth Rate *
United States	$812.9	$744.3	$68.6	9.2%	$—	$744.3	9.2%
Europe	343.7	302.5	41.2	13.6%	8.0	310.5	10.7%
Japan	85.9	84.4	1.5	1.8%	(0.4)	84.0	2.2%
Rest of World	143.3	135.2	8.1	5.9%	(0.5)	134.7	6.4%
Outside of the United States	572.9	522.1	50.8	9.7%	7.1	529.2	8.2%
Total	$1,385.8	$1,266.4	$119.4	9.4%	$7.1	$1,273.5	8.8%

					2023 Adjusted
Sales by Region (YTD) - Continuing Operations	YTD 4Q 2024	YTD 4Q 2023	Change	GAAP Growth Rate*	FX Impact	YTD 4Q 2023 Adjusted Sales	Underlying Growth Rate *
United States	$3,206.0	$2,947.9	$258.1	8.8%	$—	$2,947.9	8.8%
Europe	1,321.7	1,180.2	141.5	12.0%	16.0	1,196.2	10.5%
Japan	339.8	350.8	(11.0)	(3.1)%	(26.3)	324.5	4.7%
Rest of World	572.0	531.1	40.9	7.7%	(6.9)	524.2	9.1%
Outside of the United States	2,233.5	2,062.1	171.4	8.3%	(17.2)	2,044.9	9.2%
Total	$5,439.5	$5,010.0	$429.5	8.6%	$(17.2)	$4,992.8	8.9%

* Numbers may not calculate due to rounding.